Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

Diluted EPS Totals $0.25, Exceeding Guidance

Raises Fiscal 2009 Diluted EPS Guidance Range to $1.63 to $1.73

Global Retail Comps Up 4.9%

Richardson, TX. August 11, 2009 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported second quarter net sales and earnings for the thirteen-week (“Second Quarter”) and twenty-six week (“Six Month Period”) periods ended July 4, 2009.

Second Quarter Results (2009 vs 2008):

•                  Net sales decreased 10.6% to $315.9 million compared to $353.2 million;

•                  Gross profit fell 12.1% to $167.2 million, or 52.9% of net sales, compared to $190.3 million, or 53.9% of net sales;

•                  Operating income decreased 35.7% to $22.5 million, or 7.1% of net sales, compared to $35.0 million, or 9.9% of net sales;

•                  Net income declined 33.9% to $16.6 million compared to $25.1 million; and

•                  Diluted earnings per share decreased 30.6% to $0.25 on 67.1 million shares compared to $0.36 per diluted share on 69.0 million shares.

Six Month Period Results (2009 vs 2008):

•                  Net sales decreased 9.9% to $638.9 million compared to $709.4 million;

•                  Gross profit decreased 12.5% to $336.6 million, or 52.7% of net sales, compared to $384.6 million, or 54.2% of net sales;

•                  Operating income fell 44.9% to $46.3 million, or 7.2% of net sales, compared to $84.1 million, or 11.9% of net sales;

•                  Net income decreased 38.8% to $33.9 million compared to $55.4 million; and

•                  Diluted earnings per share declined 36.3% to $0.51 on 66.9 million shares compared to $0.80 per diluted share on 69.5 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer stated, “Earnings for the second quarter exceeded our expectations as a result of solid comparable store sales gains within our FOSSIL retail stores globally, stringent expense control and our ability to reduce inventory while maintaining our global gross margins.  In fact, our global gross margins improved by approximately 170 basis points on a constant dollar basis.  We also reduced operating expense levels on a constant dollar basis in comparison to the prior year quarter even while continuing to invest in retail growth over the last year.”

Mr. Kovar added, “We are encouraged by the favorable reaction to new product introductions and the upcoming innovation we will deliver to our wholesale partners ahead of the holiday season.  Although the direction of the global economy remains uncertain, we believe that these offerings combined with continued focus on profitable market share growth and strong cost and inventory discipline will enable us to deliver a solid performance for the remainder of the year.”

Operating Results

On a constant dollar basis, worldwide net sales during the Second Quarter decreased 4.8% primarily driven by an 11.1% decline in net sales from the Company’s wholesale businesses, partially offset by a 21.1% net sales increase in the direct to consumer business.  In comparison to the prior year quarter, the translation impact of a stronger U.S. dollar during the Second Quarter reduced the Company’s reported net sales by approximately $20.3 million.  For the Six Month Period, consolidated net sales decreased 3.4% in constant dollars, principally due to sales volume declines in the global wholesale businesses, partially offset by net sales increases from the Company’s direct to consumer segment.

Against a very difficult economic backdrop, net sales from the Company’s U.S. wholesale segment declined only 3.2%.  Wholesale watch and accessories businesses experienced sales volume declines of 3.5% and 2.6%, respectively.  A sales volume decrease in FOSSIL watches was partially offset by sales volume growth in MICHAEL KORS® and the mass market distribution channel.  The sales volume decline in the domestic accessories business was primarily driven by reduced women’s leather product shipments, primarily small leather goods, partially offset by sales volume growth in FOSSIL accessory jewelry, sales related to FOSSIL men’s footwear launched during the first quarter of 2009 and a slight increase in eyewear sales.

A weakening wholesale environment internationally and a $17.5 million decline in shipments to third-party distributors resulted in international wholesale shipments declining 15.3% on a constant dollar basis.  European net sales during the Second Quarter decreased 24.1% (12.1% in constant dollars) in comparison to the prior year quarter.  On a constant dollar basis, watch and jewelry net sales declined 12.2% and 18.5%, respectively.  The decline in net sales from watches was principally due to sales volume declines in DKNY®, FOSSIL® and EMPORIO ARMANI®. The net sales decrease in jewelry was primarily related to sales volume declines in FOSSIL jewelry, partially offset by sales from DKNY jewelry that was launched during the third quarter of 2008 and an increase in DIESEL® jewelry net sales.  Other international wholesale sales during the Second Quarter declined 25.5% (20.5% in constant dollars) in comparison to the prior year quarter primarily as a result of declines in shipments to third-party distributors.  Sales from the Company’s Asia Pacific wholesale operations, excluding shipments to third-party distributors, increased by 5.4% on a constant dollar basis as the Company continues its expansion into newer markets, including China, India and Korea.

The Company’s direct to consumer segment reported solid results globally.  Direct to consumer sales increased 16.8% (21.1% in constant dollars) in comparison to the prior year quarter, primarily as a result of a 27.5% increase in the average number of company-owned stores open during the Second Quarter and constant dollar comparable store sales gains of 4.9%.  Net sales from the Company’s e-commerce businesses also increased 4.7% (7.2% in constant dollars) during the Second Quarter.

Gross profit of $167.2 million in the Second Quarter represents a decrease of 12.1% in comparison to $190.3 million in the prior year quarter, as a result of a decline in net sales and gross profit margin contraction. Gross profit margin decreased 100 basis points to 52.9% in the Second Quarter compared to 53.9% in the prior year quarter.  The decrease in gross profit margin was primarily driven by a stronger U.S. dollar, which impacted gross profit margin unfavorably by approximately 270 basis points, and a higher sales mix of lower margin sales to the off-price channel.  On a constant dollar basis, gross profit margins in the Second Quarter improved by 170 basis points in comparison to the prior year quarter as a result of an increase in the sales mix of higher margin direct to consumer segment sales and a reduction in sales mix of lower margin shipments to third party distributors.  During the Second Quarter, direct to consumer sales increased to 25.5% of consolidated net sales in comparison to 19.5% of consolidated net sales in the prior year period.  For the Six Month Period, gross profit margin declined by 150 basis points to 52.7% compared to 54.2% in the prior year period and included a negative impact of 290 basis points from a stronger U.S. dollar.  Excluding the currency impact, gross profit margin for the Six Month Period increased 140 basis points in comparison to the prior year period, primarily as the result of a higher mix of sales from the Company’s direct to consumer segment and a reduction in sales mix of lower margin shipments to third party distributors.

Second Quarter operating expenses as a percentage of net sales increased to 45.8% compared to 44.0% in the prior year quarter.  Total operating expenses in the Second Quarter decreased by $10.7 million to $144.7 million and included an $8.1 million favorable impact from the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior year quarter.  On a constant dollar basis, the decrease in operating expenses was primarily driven by reductions in most categories of expenses related to the Company’s wholesale businesses, partially offset by an $11.2 million increase in the Company’s direct to consumer segment as a result of the Company opening an additional net 66 new stores since the second quarter of 2008.  For the Six Month Period, operating expenses as a percentage of net sales increased to 45.4% compared to 42.4% and included a benefit of approximately $17.7 million related to the favorable translation impact of foreign-based expenses due to a stronger U.S. dollar and approximately $21.7 million related to the Company’s investment in retail store growth.

Operating income decreased to 7.1% of net sales in the Second Quarter compared to 9.9% of net sales in the prior year quarter as a result of a decline in net sales, decreased gross profit margin and higher operating expenses as a percentage of sales.  During the Second Quarter, operating income was negatively impacted by approximately $11.6 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  During the Six Month Period, operating profit margin decreased to 7.2% compared to 11.9% in the prior year period.  The Company’s operating income for the Six Month Period included approximately $26.2 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) increased favorably by $6.7 million and $11.0 million during the Second Quarter and Six Month Period, respectively, in comparison to the respective prior year periods.  These increases were primarily driven by foreign currency transaction gains during the Second Quarter and Six Month Period as a result of mark-to-market gains in comparison to mark-to-market losses in the respective prior year periods.  Offsetting these increases was a decrease in interest income as a result of reduced yields earned on invested cash balances.

The Company’s income tax expense for the Second Quarter was $9.6 million, resulting in an effective income tax rate of 36.6%.  For the comparable prior year quarter, income tax expense was $6.9 million, resulting in an effective rate of 21.4%. The prior year effective tax rate was favorably impacted by a reduction in reserves relating to certain income tax liabilities.  Income tax expense was $18.9 million for the Six Month Period, resulting in an effective rate of 35.8%.  For the comparable 2008 six month period, income tax expense was $24.1 million, resulting in an effective rate of 30.3%.  The Company estimates its effective tax rate for the third and fourth quarters will approximate 37%, excluding any discrete events.

Second Quarter net income decreased by 33.9% to $16.6 million, or $0.25 per diluted share, inclusive of an unfavorable $0.04 per diluted share impact related to the stronger U.S. dollar.  Net income of $33.9 million, or $0.51 per diluted share, for the Six Month Period represents a 36.3% decrease compared to the $55.4 million, or $0.80 per diluted share, earned during the comparable prior year period.  Net income for the Six Month Period includes net foreign currency losses of $0.13 per diluted share.

Selective Balance Sheet Information

At July 4, 2009, cash, cash equivalents and securities available for sale totaled $272.1 million compared to $212.5 million at the end of the prior year quarter and the Company had $8.0 million of debt.  Since the end of the prior year second quarter, the Company has invested approximately $44 million to repurchase 1.8 million shares of its common stock and more than $30 million related to its retail store expansion.  Inventory at Second Quarter end was $250.1 million, representing a decrease of 12.4% from the end of the prior year quarter balance of $285.4 million, and includes approximately $4.0 million in inventory due to the increase of a net 66 retail stores opened since the end of the second quarter last year.  Accounts receivable decreased by 20.8% to $139.2 million at July 4, 2009 compared to $175.8 million at the end of the prior year quarter, primarily due to a reduction in wholesale shipments during the Second Quarter versus the comparable prior year quarter.  Second Quarter days sales outstanding for the Company’s wholesale segments was 52 days in comparison to 55 days in the prior year quarter.

Sales and Earnings Guidance

As the Company continues to grow its retail store base and e-commerce businesses, sales from the direct to consumer segment increase as a percentage of the total sales mix, generally benefiting profitability in the fourth quarter, at the expense of the first and second quarter when, due to seasonality, it is more difficult to leverage direct to consumer expenses against direct to consumer sales.  In addition, the Company’s 2009 outlook is based on the current challenging environment continuing for the remainder of the year. The Company currently expects reported net sales for the third quarter of fiscal 2009 to decrease in a range of negative 6% to negative 9%.  Third quarter reported diluted earnings per share is expected to be in a range of $0.38 to $0.42 and includes a negative currency impact of approximately $0.05 per diluted share related to the stronger U.S. dollar in comparison to the prior year quarter.  For the fourth quarter of 2009, the Company currently expects reported net sales in a range of flat to positive 3%.  Fourth quarter 2009 diluted earnings per share are expected to be in a range of $0.74 to $0.80.  Constant dollar sales increases for both the third and fourth quarters are expected to be in a range from negative 3% to negative 6%.  This guidance is based upon the prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, footwear, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of 59 independent distributors.  The Company also distributes its products in 329 company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
Consolidated Income Statement Data (in 000’s):	July 4, 2009	July 5, 2008	July 4, 2009	July 5, 2008
Net sales	$315,865	$353,191	$638,893	$709,375
Cost of sales	148,683	162,852	302,331	324,785
Gross profit	167,182	190,339	336,562	384,590
Selling expenses	107,522	115,397	215,610	220,720
Administrative exp.	37,184	39,981	74,673	79,794
Operating income	22,476	34,961	46,279	84,076
Interest (inc.) exp.	69	93	52	292
Other (exp.) inc. – net	3,832	(2,868)	6,645	(4,326)
Tax provision	9,616	6,863	18,929	24,104
Net income	$16,623	$25,137	$33,943	$55,354
Basic earnings per share	$0.25	$0.37	$0.51	$0.81
Diluted earnings per share	$0.25	$0.36	$0.51	$0.80
Weighted average shares Outstanding :
Basic	66,668	67,936	66,607	68,281
Diluted	67,110	68,996	66,881	69,452

Consolidated Balance Sheet Data (in 000’s):	July 4, 2009	July 5, 2008
Working capital	$596,925	$541,142
Cash, cash equivalents and securities available for sale	272,070	212,454
Accounts receivable	139,183	175,816
Inventories	250,132	285,403
Total assets	1,079,299	1,085,429
Short-term debt	3,505	4,151
Long-term liabilities	82,893	76,645
Stockholders’ equity	842,051	780,209

Sales Mix Breakdown	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
(in millions)	July 4, 2009	July 5, 2008	July 4, 2009	July 5, 2008
International wholesale:
Europe	$88.3	$116.4	28.0%	33.0%
Other	51.7	69.4	16.3%	19.6%
Total international wholesale	140.0	185.8	44.3%	52.6%

United States wholesale:
Watch products	54.8	56.8	17.4%	16.1%
Other products	40.5	41.6	12.8%	11.8%
Total United States wholesale	95.3	98.4	30.2%	27.9%

Worldwide direct to consumer	80.6	69.0	25.5%	19.5%

Total net sales	$315.9	$353.2	100.0%	100.0%

Sales Mix Breakdown	Amounts For the 26 Weeks Ended		Percentage of Total For the 26 Weeks Ended
(in millions)	July 4, 2009	July 5, 2008	July 4, 2009	July 5, 2008
International wholesale:
Europe	$191.7	$246.5	30.0%	34.8%
Other	104.1	135.1	16.3%	19.0%
Total international wholesale	295.8	381.6	46.3%	53.8%

United States wholesale:
Watch products	103.9	106.4	16.3%	15.0%
Other products	92.1	96.9	14.4%	13.7%
Total United States wholesale	196.0	203.3	30.7%	28.7%

Worldwide direct to Consumer	147.1	124.5	23.0%	17.5%

Total net sales	$638.9	$709.4	100.0%	100.0%

END OF RELEASE